Exhibit 99.1

February 11, 2025

Donald F. Textor to Retire from EOG Resources Board of Directors

HOUSTON - EOG Resources, Inc. (EOG) today announced that Donald F. Textor plans to retire from the Board of Directors at the end of his current term and not stand for re-election at EOG’s 2025 annual stockholders meeting. Textor was first elected a Director of EOG in 2001, following his retirement as a General Partner and Managing Director for Goldman, Sachs & Co. where he devoted a distinguished 21-year career as a senior security analyst for domestic oil and gas exploration and production (E&P) companies. During his service on EOG’s Board, Textor also leveraged his expertise in the energy industry as Portfolio Manager of the Dorset Energy Fund and a Partner of Knott Partners Management, LLC.

“On behalf of EOG and the Board, I would like to thank Don for his dedicated service to EOG over the past 24 years,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “Don’s counsel and support were integral to EOG’s success growing from a small E&P to become one of the largest and most successful independent E&P companies and a technology leader in the oil and gas sector. During his tenure, EOG successfully navigated multiple commodity price cycles and delivered exceptional shareholder value. We offer Don and his family our best wishes.”

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

Investor Contacts

Pearce Hammond 713-571-4684

Neel Panchal 713-571-4884

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Media Contact

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